4
1
<SROS>NASD
<REPORTING-OWNER>
  0001199725
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Electro Scientific Industries, Inc.
  0000726514
  <IRS-NUMBER>93-0370304
</SUBJECT-COMPANY>
<PERIOD>01/07/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Bolender, David F
   13900 NW Science Park Dr.


   Portland OR  97229
2. Issuer Name and Ticker or Trading Symbol
   Electro Scientific Industries, Inc. (ESIO)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   1/7/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  12/20/02    G        100           D                              D  Direct
Common Stock                                  12/20/02    G        100           D                              D  Direct
Common Stock                                  12/20/02    G        100           D                              D  Direct
Common Stock                                  12/20/02    G        100           D                              D  Direct
Common Stock                                  12/20/02    G        100           D                              D  Direct
Common Stock                                  12/20/02    G        100           D                              D  Direct
Common Stock                                  12/20/02    G        100           D                              D  Direct
Common Stock                                  12/20/02    G        100           D                              D  Direct
Common Stock                                  12/20/02    G        50            D               43,081         D  Direct
Common Stock                                  01/07/03    S        600           D  $22.0500                    I  by Spouse
Common Stock                                  01/07/03    S        300           D  $22.0800                    I  by Spouse
Common Stock                                  01/07/03    S        200           D  $22.0900                    I  by Spouse
Common Stock                                  01/07/03    S        200           D  $22.1100                    I  by Spouse
Common Stock                                  01/07/03    S        200           D  $22.1200                    I  by Spouse
Common Stock                                  01/07/03    S        600           D  $22.1300                    I  by Spouse
Common Stock                                  01/07/03    S        100           D  $22.1600                    I  by Spouse
Common Stock                                  01/07/03    S        900           D  $22.1700                    I  by Spouse
Common Stock                                  01/07/03    S        100           D  $22.2000                    I  by Spouse
Common Stock                                  01/07/03    S        600           D  $22.2300                    I  by Spouse
Common Stock                                  01/07/03    S        600           D  $22.2400                    I  by Spouse
Common Stock                                  01/07/03    S        700           D  $22.2500                    I  by Spouse
Common Stock                                  01/07/03    S        400           D  $22.2600                    I  by Spouse
Common Stock                                  01/07/03    S        200           D  $22.3000                    I  by Spouse
Common Stock                                  01/07/03    S        200           D  $22.3200                    I  by Spouse
Common Stock                                  01/07/03    S        1,200         D  $22.3400                    I  by Spouse
Common Stock                                  01/07/03    S        1,500         D  $22.3500                    I  by Spouse
Common Stock                                  01/07/03    S        200           D  $22.3700                    I  by Spouse
Common Stock                                  01/07/03    S        400           D  $22.3800                    I  by Spouse
Common Stock                                  01/07/03    S        300           D  $22.3900                    I  by Spouse
Common Stock                                  01/07/03    S        300           D  $22.4400                    I  by Spouse
Common Stock                                  01/07/03    S        200           D  $22.4600     26,100         I  by Spouse

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Explanation of Responses:

-
The directly owned Common Stock holdings reflected in Table I of this form include 1,501 shares acquired under the ESI stock purchas
e plan in January 2003.

The reporting person no longer has a reportable beneficial interest in 100 shares of ESIO common stock ow ned by his daughter and included in the reporting person's prior ownership reports.
-
Original Power of Attorney on file with SEC

SIGNATURE OF REPORTING PERSON
/S/ By: John E. Isselmann, Jr.
    For: David F. Bolender
DATE 01/09/03